                                                                    Exhibit 99.1

NEWS RELEASE                                               [Bell Atlantic Logo]

FOR IMMEDIATE RELEASE               Contact:
OCT. 22, 1997                       DAVID FRAIL
                                    212-395-0500
                                    DAVID_FRAIL@SMTP.NYNEX.COM)


             BELL ATLANTIC ANNOUNCES SOLID THIRD QUARTER EARNINGS;
                          ADJUSTED EPS UP 9.6 PERCENT

Company Targets Sustained 10 to 12 Percent EPS Growth Through 2000, Sees Merger
                Integration Efforts Yielding Additional Savings;
                    $1.5 Billion In Charges Taken In Quarter

     NEW YORK CITY -- Bell Atlantic Corp. (NYSE: BEL) today announced adjusted third quarter 1997 earnings per share of $1.25, an increase of 9.6 percent over adjusted earnings per share of $1.14 in the third quarter of 1996. Adjusted third quarter net income increased 9.5 percent to $969.4 million.

     Through the first nine months of 1997, adjusted earnings per share were $3.71, an increase of 11.7 percent compared to the first nine months of 1996.

     Reported results for the quarter show a net loss of $80.1 million, or $.10 per share, as a result of charges which, after offsetting gains, totaled approximately $1.0 billion, or $1.35 per share.

     Adjusted revenues increased 2.4 percent over the third quarter of 1996 to $7.5 billion, reflecting the impact of significant rate reductions in the quarter. Including Bell Atlantic's proportionate share of revenues from unconsolidated businesses, adjusted revenues rose 5.2 percent. Consolidated revenues for all periods now include those of Bell Atlantic Mobile, which prior to the merger was accounted for on an equity basis.

     Adjusted expenses rose 1.2 percent over the same period last year.

     "Finally we are able to think and act as one company and focus entirely on delivering the merger's benefits to customers, shareowners and employees," said Bell Atlantic Chairman and CEO Raymond W. Smith.

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Bell Atlantic News Release, page 2


     "Both of our key business segments completed the quarter in line with our expectations. We maintained our record of solid earnings growth, and remain confident in our ability to meet our targets for double-digit earnings growth both this year and in 1998.

     "At the same time, we are moving to seize the region-wide growth opportunities created by our merger," Smith said.

                                   SYNERGIES

     "Our new scale and scope as a major player in the world's premier communications marketplace gives us tremendous leverage," said Bell Atlantic Vice Chairman, President and COO Ivan Seidenberg, "and in the short time since the merger closed we've come to believe we can go beyond the cost and capital savings we originally identified.

     "Before the merger, we targeted $600 million in annual cost savings and $300 million a year in capital savings by consolidating and integrating networks and operating systems, eliminating approximately 3,100 management positions, centralizing procurement, reducing the need for contract services, consolidating real estate, combining information systems and eliminating duplicative operations. But now we are going to target an additional $500 million in annual cost savings by the year 2000.

     "We also can add $400 million a year in revenues from our current product portfolio by using our best marketing and advertising practices -- for example, as we bring penetration levels for vertical services up across our footprint up to industry-leading levels.

     "And of course we will address new markets -- long distance, data, and video -- which hold more than double the revenues of our current markets," Seidenberg said. "We're committed to building the platforms and marketing capabilities to address these new opportunities and achieve vertical growth --
                                                            --------
increasing our revenues per household and business account -- which is inherently more profitable than horizontal growth."

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Bell Atlantic News Release, page 3

     Smith said, "We structured our merger to create shareowner value from the start, and it is one of the few large mergers to deliver on that promise from day one. With our commitments to reduce costs and drive growth, I'm confident we can achieve our 10 to 12 percent earnings growth target.

     "We've done this once already -- at Bell Atlantic Mobile. Since we combined cellular properties in 1995, BAM has posted record growth and profitability in an increasingly competitive marketplace. Now we intend to repeat that success across the entire corporation."

                                    CHARGES

     Bell Atlantic announced charges in the quarter totaling $1.5 billion before taxes, and said it expected to take between $400 million and $500 million in additional merger-related charges over the three years following the merger's close. These current and projected merger-related charges are consistent with previously disclosed estimates.

     Of the $1.5 billion, $443 million were merger-related, consisting of direct merger-related costs, accruals for employee severance, and transition and integration costs.

     Additional charges totaling approximately $1.1 billion before taxes were recorded for items identified in the process of consolidating operations and combining organizations and for other special items arising in the quarter. Major items included write-downs of fixed assets and excess real estate capacity, write-downs of video investments and operations, and reserves for specific contingencies.

     Other items arising in the quarter resulted in a net after-tax charge of $4 million. Charges for an enhanced pension offer, the company's equity share of charges related to the formation of Cable & Wireless Communications, and other tax issues were partially offset by a gain on the sale of the company's interest in SkyNetwork Television Limited of New Zealand and a tax benefit in New Jersey.

     The total after-tax effect of all charges on earnings was $1.0 billion, or $1.35 per share.

                     DOMESTIC TELECOMMUNICATIONS HIGHLIGHTS

     In the third quarter, adjusted revenues from Bell Atlantic's Telecom and Network groups grew 1.2 percent compared to the third quarter of 1996. Continued healthy growth in volumes

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Bell Atlantic News Release, page 4

was offset by approximately $200 million in state and Federal price reductions, which depressed revenues by approximately three percent. A change in the timing of the publication of the Queens, N.Y. directory impacted reported revenue growth by 0.7 percent. Excluding these effects, domestic telecommunications revenue growth would have been 4.9 percent.

  .  Access lines in service at the end of the quarter totaled approximately
     39.4 million, up 3.7 percent over the last 12 months. The increase includes 11.1 percent year-over-year growth in Centrex business lines.

  . Access minutes of use grew 7.4 percent compared with the third quarter of 1996.

  . Bell Atlantic had more than 408,000 ISDN (Integrated Services Digital Network) lines in service at the end of the quarter, 37.5 percent above the total a year earlier.

In the residential market:

  . The number of secondary residential lines in service rose more than 16 percent over the third quarter of last year as more households added computers, fax machines and extra phones.

  . Third quarter revenues from Home Voice Mail and central-office-based services such as Caller ID, Return Call and Call Waiting were up 16.5 percent compared with the same period in 1996. Caller ID revenues grew nearly 34 percent as subscribers across the region reached 4.8 million, for a penetration rate of 19 percent. Revenues from Return Call rose 24.6 percent from third-quarter 1996 levels.

In business markets:

  . Revenues from high-speed Fast Packet services nearly doubled over third-quarter 1996 levels.

  . Bell Atlantic Network Integration (BANI) is now growing revenues at an annual rate of 25 percent, and is on track to reach the $250 million mark by the end of the year.

     Network operating expenses for the third quarter totaled $5.1 billion, less than one percent higher than in the 1996 period, and included expenses for compliance with the Telecommunications Act `checklist,' which totaled more than $86 million in the quarter; and systems upgrades, along with additional employees, to handle greater volumes with higher service quality.

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Bell Atlantic News Release, page 5

                           GLOBAL WIRELESS HIGHLIGHTS

     Bell Atlantic Global Wireless, which covers 173 million proportionate worldwide POPs (people in markets served), continued to grow rapidly in the face of increasing competition while maintaining market-leading low cost structures.

     In the first nine months of 1997, more than a million proportionate subscribers have been added to the Global Wireless portfolio. The portfolio now has more than 5.8 million proportionate customers. Third quarter net customer additions totaled 363,000.

     International ventures contributed 146,000 third quarter additions, approximately 40 percent of the total. Joint ventures such as Omnitel and Grupo Iusacell accelerated their growth rates, and added more than double the number of new customers compared to the third quarter of 1996. Proportionate international subscribers totaled 643,000 at the end of the quarter.

       For Bell Atlantic Mobile:

  . Operating income increased 37.9 percent over the third quarter of last year, producing record operating cash flow margin of nearly 47 percent.

  . The number of BAM subscribers rose to 5.1 million, with 189,000 net additions in the quarter for an annual growth rate of 25 percent.

  . Despite increasing competitive pressure in its markets, BAM cash expense per subscriber declined 19 percent over the same period last year, from $31 to $25 per customer, and total cash expenses increased by only 1 percent.

  . Penetration at BAM was 8.9 percent, up from 7.2 percent a year ago, and churn decreased again, to 1.66 percent.

  . More than 70 percent of BAM POPs are now covered with CDMA digital service.

       In International operations:

  . Proportionate international operating revenues increased 79.4 percent over third quarter 1996 levels, with operating cash flow increasing more than 600 percent. Proportionate operating income more than doubled.

  . Omnitel Pronto Italia, Bell Atlantic's consortium operating Italy's second wireless license, exceeded the record growth rates of the past 10 months, adding more than 475,000 net new customers -- an annualized growth rate of more than 150 percent.

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Bell Atlantic News Release, page 6

  . Grupo Iusacell continued the turnaround begun when Bell Atlantic assumed management control nine months ago. Mexico's only full-service wireless carrier now projects full-year subscriber growth at 50 percent.

  . EuroTel, Bell Atlantic's partnership serving the Czech and Slovak republics, ended the quarter with nearly 400,000 customers.

  . STET Hellas added subscribers at an annual rate of nearly 80 percent, ending the quarter with nearly 350,000.

                                     * * *
     The new Bell Atlantic -- formed through the merger of Bell Atlantic and NYNEX -- is at the forefront of the new communications, information and entertainment industry. With 40 million telephone access lines and 5.8 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 21 countries. Additional information about Bell Atlantic is available through the Internet's World Wide Web at www.bellatlantic.com.

     NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.


                                      ###

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Bell Atlantic News Release, page 7


                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
                   ------------------------------------------


Condensed Consolidated Statements of Income (unaudited)
-------------------------------------------------------
(In millions, except per-share amounts)


                                                   Three months ended September 30,    Nine months ended September 30,
                                                       1997                1996           1997               1996
                                                   -----------------------------------------------------------------
OPERATING REVENUES
Local services                                        $3,321.5           $3,151.4       $ 9,773.8         $ 9,331.8
Network access services                                1,666.2            1,822.5         5,377.8           5,347.6
Long distance services                                   546.7              614.2         1,678.1           1,872.0
Ancillary services                                       465.8              444.9         1,362.7           1,268.4
Directory and information services                       496.1              519.4         1,649.4           1,631.0
Wireless services                                        842.0              709.7         2,439.7           1,988.2
Other services                                            35.6              114.5           216.7             311.0
                                                   ----------------------------------------------------------------

Total Operating Revenues                               7,373.9            7,376.6        22,498.2          21,750.0

OPERATING EXPENSES
Employee costs                                         2,337.8            2,181.6         6,956.9           6,592.3
Depreciation and amortization                          1,724.0            1,331.5         4,459.1           4,027.8
Taxes other than income                                  475.2              390.6         1,252.4           1,132.3
Other operating expenses                               2,415.9            1,805.7         6,102.4           5,385.0
                                                   ----------------------------------------------------------------

Total Operating Expenses                               6,952.9            5,709.4        18,770.8          17,137.4

OPERATING INCOME                                         421.0            1,667.2         3,727.4           4,612.6

Income (loss) from unconsolidated businesses            (121.5)              14.9          (236.9)             51.9
Other income (expense), net                              (13.0)             (35.0)          (19.5)            (65.4)
Interest expense                                         298.1              266.4           918.7             813.0
Income (loss) before provision for income taxes
      and cumulative effect of change in
      accounting principle                               (11.6)           1,380.7         2,552.3           3,786.1
Provision for income taxes                                68.5              508.9         1,037.4           1,394.5
Income (loss) before cumulative effect of change
      in accounting principle                            (80.1)             871.8         1,514.9           2,391.6
Cumulative effect of change in accounting
      principle:
      Directory publishing, net of tax                      --                 --              --             273.1

NET INCOME (LOSS)                                     $  (80.1)          $  871.8       $ 1,514.9         $ 2,664.7

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Bell Atlantic News Release, page 8

                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
                   ------------------------------------------

Condensed Consolidated Statements of Income (unaudited) - continued
-------------------------------------------------------------------
(In millions, except per-share amounts)


                                                  Three months ended            Nine months ended
                                                     September 30,                 September 30,
                                                  1997         1996             1997         1996
                                                 ------------------------------------------------

Per Common Share amounts
   Income (loss) before cumulative effect of
    change in accounting principle               $(0.10)      $ 1.13           $ 1.95       $ 3.10

   Cumulative effect of change in
    accounting principle                             --           --               --          .35

Net Income (loss)                                $(0.10)      $ 1.13           $ 1.95       $ 3.45

Cash dividends declared per common share         $  .77       $  .72           $ 2.25       $ 2.16(a)

Weighted average number of common
   shares outstanding                             776.4        774.9            775.8        772.8



Other Selected Data (unaudited)
-------------------------------

                                                  Three months ended             Nine months ended
                                                     September 30,                  September 30,
                                                  1997          1996             1997         1996
                                               -----------------------------------------------------

Return on average common equity                     (2.4)%        27.7%            15.0%        28.8%
Total assets                                   $52,890.9     $51,236.8        $52,890.9    $51,236.8
Total employees                                141,801       135,480          141,801      135,480


(a) Includes payment of $.005 per common share for redemption of rights granted under the company's Shareholder Rights Plan.

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

Bell Atlantic News Release, page 9


                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
                   ------------------------------------------



Condensed Consolidated Statements Of Cash Flows (unaudited)
-----------------------------------------------------------
(In millions)


                                                    Nine months ended September 30,
                                                        1997             1996
                                                     --------------------------

Cash Flows from Operating Activities
Net income                                            $ 1,514.9       $ 2,664.7
Depreciation and amortization                           4,459.1         4,027.8
Cumulative effect of change in accounting
     principle, net of tax                                 --            (273.1)
Loss from unconsolidated businesses                       281.7            22.5
Dividends received from unconsolidated businesses         101.1            95.4
Other, net                                               (356.3)         (437.6)

Net Cash Provided by Operating Activities               6,000.5         6,099.7

Net Cash Used in Investing Activities                  (4,693.8)       (4,452.4)

Net Cash Used in Financing Activities                  (1,240.3)       (1,897.8)

Increase (Decrease) in Cash and Cash Equivalents           66.4          (250.5)

Cash and Cash Equivalents, Beginning of Period            249.4           462.9

Cash and Cash Equivalents, End of Period              $   315.8       $   212.4

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

Bell Atlantic News Release, page 10

                BELL ATLANTIC GLOBAL WIRELESS PROPORTIONATE DATA
                ------------------------------------------------
                                   (UNAUDITED)
                                  ------------

                                                             Three Months ended September 30, 1997

                                                               1997         1996      % change
-------------------------------------------------------------------------------------------------

Combined Global Wireless:
-------------------------
Subscribers (000)                                              5,829        4,287         36.0
Subscribers net adds in period (000)                             363          294         23.5
POPs (000)                                                   172,817      168,889          2.3

Bell Atlantic Mobile:
---------------------
Selected Financial Results
--------------------------
(Dollars in Millions)
Operating revenues                                   (1)  $    732.3   $    631.9         15.9
Less: equipment revenues                                        33.1         33.8         (2.1)
                                                     ............................................
Service revenues                                               699.2        598.1         16.9
                                                     ............................................
Operating income                                               216.3        156.9         37.9
Operating cash flow                                  (2)  $    327.2   $    231.5         41.3
Operating cash flow margin                           (3)          47%          39%
Capital expenditures, excluding acquisitions              $    163.9   $    263.1        (37.7)

Selected Operating Data
-----------------------
Subscribers (000)                                              5,064        4,054         24.9
Penetration                                          (4)         8.9%         7.2%        23.6
Subscribers net adds in period (000)                             189          232        (18.5)
Controlled POPs (000)                                (5)      56,830       56,502          0.6
Owned POPs (000)                                     (6)      54,944       54,562          0.7

Churn rate                                                       1.7%         1.8%
Total revenue per subscriber                         (7)  $       54   $       58         (6.9)
Service revenue per subscriber                            $       47   $       51         (7.8)
Cash expense per subscriber                               $       25   $       31        (19.4)
Acquisition cost per subscriber                      (8)  $      226   $      235         (3.8)

PrimeCo Personal Communications:
--------------------------------
Subscribers (000)                                                122
Subscriber net adds in period (000)                               28
POPs (000)                                                    28,487       28,487          0.0

International Wireless Operations:                   (9)
----------------------------------
Subscribers (000)                                                643          233        176.0
Subscriber net adds in period (000)                              146           62        135.5
POPs (000)                                                    87,500       83,900          4.3

(Dollars in Millions)
Operating revenues                                        $    125.2   $     69.8         79.4
Operating income (loss)                                   $     12.7   $    (11.0)
Operating cash flow                                       $     42.5   $      5.9        620.3

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Bell Atlantic News Release, page 11

Footnotes:

(1) Operating revenues include service revenues, outcollect roaming, and equipment revenues.
(2) Operating cash flow equals operating income plus depreciation and amortization.
(3) Operating cash flow margin is calculated by dividing operating cash flow by service revenues.
(4) Penetration is calculated by dividing subscribers by controlled POPs.
(5) Controlled POPs represent the total number of POPs for markets in which BAM has operating control.
(6) Owned POPs represent BAM percentage ownership in all licensed markets.
(7) Revenue per subscriber is calculated using service revenues, incollect roaming, outcollect roaming and equipment revenue. Incollect roaming revenues were $71.0 million for the three-month period ended 9/30/97 and $58.3 million for the three-month period ended 9/30/96.
(8) Acquisition costs include commission expense and loss on handsets.
(9) Represents Bell Atlantic's proportionate share of International Wireless investments including consolidated, equity method, and cost basis investments.

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